EXHIBIT 99.2

Notes to Consolidated Financial Statements (continued)

Trilogy Investors, LLC
Consolidated Financial Statements
December 31, 2014

Contents

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheet	3
Consolidated Statement of Comprehensive Income	4
Consolidated Statement of Members’ Equity	5
Consolidated Statement of Cash Flows	6
Notes to Consolidated Financial Statements	8

Supplemental Schedules

Consolidating Balance Sheet	28
Consolidating Statement of Comprehensive Income	30
Consolidating Statement of Cash Flows	31

Report of Independent Auditors
The Board of Directors/Members
Trilogy Health Services, LLC
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Trilogy Investors, LLC, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of comprehensive income, members’ equity and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trilogy Investors, LLC as of December 31, 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Restatement of January 1, 2014 Members’ Equity
As discussed in Note 2 to the consolidated financial statements, the January 1, 2014 members’ equity has been restated to correct misstatements primarily related to the under accrual of professional and general liabilities and workers compensation liabilities and an understatement of campus inventory. Our opinion is not modified with respect to this matter.
Supplementary Information
Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating details appearing in conjunction with the consolidated financial statements are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Ernst & Young LLP

April 27, 2015
Louisville, KY

Trilogy Investors, LLC

Consolidated Balance Sheet
(Amounts in Thousands)

December 31, 2014

Assets
Current assets:
Cash and equivalents	$14,855
Resident cash	648
Accounts receivable, less allowance for bad debt ($11.6 million)	70,712
Inventory	14,099
Prepaid expenses	3,884
Other current assets	11,317
Total current assets	115,515

Property and equipment, net (Note 5)	530,871

Other assets:
Goodwill (Note 6)	132,446
Intangible assets (Note 6)	20,596
Certificates of need	32,269
Deferred financing costs	13,618
Restricted funds	19,950
Deposits and other assets	7,931
Total other assets	226,810
$873,196
Liabilities and equity
Current liabilities:
Accounts payable	$19,148
Accrued salaries and payroll	18,685
Current portion of accrued swap liability	2,271
Accrued expenses and other	37,228
Resident funds liability	648
Current maturities of long-term debt (Note 7)	4,241
Current maturities of capital leases (Note 10)	7,220
Total current liabilities	89,441

Long-term liabilities:
Line of credit (Note 8)	254,100
Long-term debt (Note 7)	235,471
Capital leases (Note 10)	14,213
Accrued swap liability	1,455
Total long-term liabilities	505,239

Equity:
Members’ equity	280,538
Noncontrolling interest	(732)
Accumulated other comprehensive loss	(1,290)
Total equity	278,516
$873,196

See accompanying notes to consolidated financial statements.

Trilogy Investors, LLC

Consolidated Statement of Comprehensive Income
(Amounts in Thousands)

Year Ended December 31, 2014

Revenues:
Net patient service revenues	$603,803
Other operating revenues	73,728
Total revenues	677,531

Operating expenses:
Salaries, wages and benefits	384,392
Supplies	96,620
Professional fees	24,246
Utilities	15,367
Leases	31,615
Insurance and taxes, other than income	15,205
Bad debt expense	8,108
Other operating expenses	35,891
Total operating expenses	611,444

Operating income	66,087

Interest	26,763
Loss on extinguishment of debt	503
Interest income from terminated swap	(892)
Depreciation and amortization	31,234
Other nonoperating expenses	(282)

Net income from continuing operations	8,761
Net income from discontinued operations, net of taxes	14,583
Net income	23,344

Less net loss attributable to non-controlling interest	(1,117)
Net income attributable to parent	24,461
Net change in value of interest rate swap	1,146
Parent comprehensive income	$25,607

See accompanying notes to consolidated financial statements.

Trilogy Investors, LLC

Consolidated Statement of Members’ Equity
(Amounts in Thousands)

	Total			Accumulated
	Parent		Total	Other
	Members’	Non-controlling	Members’	Comprehensive	Total
	Equity	Interest	Equity	Income	Equity

Balance as of January 1, 2014, as reported	$261,779	$—	$261,779	$(2,436)	$259,343
Correction of error	(2,056)	—	(2,056)	—	(2,056)
Balance as of January 1, 2014, as restated	259,723	—	259,723	(2,436)	257,287

Net income attributable to parent	24,461	—	24,461	—	24,461
Net loss attributable to noncontrolling interest	—	(1,117)	(1,117)	—	(1,117)
Member distributions	(2,667)	—	(2,667)	—	(2,667)
Deferred compensation	173	—	173	—	173
Consolidation of interest in joint ventures	(1,152)	—	(1,152)	—	(1,152)

Contributions from noncontrolling interest	—	385	385	—	385
Unrealized gains on cash flow hedges	—	—	—	1,146	1,146
Balance as of December 31, 2014	$280,538	$(732)	$279,806	$(1,290)	$278,516

See accompanying notes to consolidated financial statements.

Trilogy Investors, LLC

Consolidated Statement of Cash Flows
(Amounts in Thousands)

Year Ended December 31, 2014

Operating activities
Net income from continuing operations	$8,761
Adjustments to reconcile net income from continuing operations to cash from operating activities:
Depreciation and amortization	31,234
Gain on disposal of property and equipment	150
Interest from terminated swap	(892)
Straight-line lease expense	1,188
Deferred compensation expense	173
Bad debt expense	8,108
Loss from unconsolidated joint ventures	2,860
Changes in operating assets and liabilities:
Patient receivables, net	(10,600)
Other current assets	(8,199)
Accounts payable, accrued expenses, and other current liabilities	8,868
Net cash from operating activities – continuing	41,651
Net cash provided by operating activities – discontinued operations	(2,296)
Net cash provided by operating activities	39,355

Investing activities
Purchase of property and equipment	(26,653)
Lease buyout/purchase of building	(61,834)
Proceeds from sale of property and Equipment	170
Investments in Certificates of Need and other assets	(1,829)
Net cash from investing activities – continuing	(90,146)
Net cash used in investing activities – discontinued	(2,908)
Net cash used in investing activities	(93,054)

Financing activities
Proceeds from revolving credit agreements	72,300
Payments on line of credit	(34,746)
Proceeds from long-term debt	163,343
Payments on long-term debt	(124,064)
Repayment of shareholder notes	(10,000)
Increase in restricted funds	(7,473)
Payments for capital leases	(9,292)
Net members distributions	(2,667)
Contributions from noncontrolling interest	196
Other	(3,931)
Net cash provided by financing activities – continuing	43,666

Net change in cash and cash equivalents	(10,033)
Cash and cash equivalents at beginning of year	24,888
Cash and cash equivalents at end of year	$14,855

Trilogy Investors, LLC

Consolidated Statement of Cash Flows (continued)
(Amounts in Thousands)

Year Ended December 31, 2014

Supplemental disclosure of cash flow information:
Cash paid for interest on capital leases	$1,845
Cash paid for interest on debt	22,966

Non-cash financing and investing activities:
Equipment acquired through capital lease obligations	$8,344

See accompanying notes to consolidated financial statements.

Trilogy Investors, LLC

Notes to Consolidated Financial Statements
December 31, 2014

1. Summary of Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of Trilogy Investors, LLC (a Delaware limited liability company), and its wholly owned subsidiaries. Significant intercompany balances and transactions have been eliminated. Collectively, all entities in the consolidated financial statements are referred to as “the Company” or “Trilogy.”
Organization
The Company owns, leases, and manages eighty-two (82) health care campuses comprising approximately 5,500 long-term care beds, 2,900 assisted living beds and 300 independent living units in the states of Indiana, Kentucky, Ohio and Michigan. The long-term health care environment historically has undergone changes with regard to third-party reimbursements and regulatory compliance issues and competition among other health care providers. The Company continually monitors these industry developments, as well as other factors that affect its business. It is expected that the industry will continue to evolve and such changes could have a material impact on the financial condition of the Company.
The sole member of Trilogy Health Services, LLC (THS), Trilogy FSC Investors, LLC (Trilogy FSC) and Trilogy Management Services, LLC (TMS) is Trilogy Management Holdings, LLC (TMH). TMH’s sole member is Trilogy Investors, LLC. All management services for the day-to-day business operations for the Company have been consolidated in TMS, which manages all of the facilities operated by the Company.
Use of Estimates
The preparation of financial statements in conformity with U.S. Accounting Standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. It is reasonably possible that actual results could differ significantly from those estimates and significant changes to estimates could occur in the near term.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

1. Summary of Accounting Policies (continued)
Net Patient Service Revenues
The Company’s principal business is operating and managing long-term health care campuses, including the provision of routine and ancillary services. Gross patient revenues are recorded on an accrual basis based on services rendered at amounts equal to the Company’s established rates. Allowances for contractual adjustments are recorded for the differences between the Company’s established rates and amounts estimated to be paid by the individual, Medicare, Medicaid programs and other third-party payers.
Contractual adjustments are deducted from gross patient revenues to determine net patient service revenues. At December 31, 2014, approximately 41.5% of the Company’s net revenues were from participation in the Medicare program. Likewise, 15.5% of the Company’s net revenues were from participation in the Medicaid program. Amounts paid under these and other programs are generally established prospectively and are subject to review by the third party payers. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews. Any differences between recorded revenues and subsequent adjustments are reflected in operations in the year finalized.
In 2014, the Company participated in an established Upper Payment Limit program in the state of Indiana with various county hospital partners. This program provides supplemental Medicaid payments to skilled nursing facilities that are licensed to non-state, government-owned entities such as county hospital districts. The Company has transferred licenses for 27 facilities to eight county hospital districts, and retained operational responsibility for the facilities through management agreements with the respective districts. The license transfer and management agreements between the nursing center division and hospital districts are terminable by either party to restore the previous licensed status.
Concentrations of Credit Risk
As of December 31, 2014 a portion of the Company’s accounts receivable consists of amounts due from patients (funded 83.3% through Medicare, Medicaid, and other contractual programs and 16.6% through private payers) in the states of Indiana, Kentucky, Ohio and Michigan, and from other health care companies for management and therapy services. The Company records estimated provisions for bad debt based on a number of factors including the age of the account, payor type, and historical collection trends. Changes in the pattern of collection may require changes in the estimated provision for bad debt. Based upon the Company’s review of recent cash collections, the Company recognized a change in estimate that increased

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

1. Summary of Accounting Policies (continued)
the allowance for bad debt as well as bad debt expense by an additional $3.1 million in 2014. Allowance for doubtful accounts on accounts receivable totaled $11.6 million at December 31, 2014. Based on information available to the Company, management believes the allowance for doubtful accounts as of December 31, 2014 is adequate. The Company does not accrue interest on any of its accounts receivable.
Income Taxes
The Company is a Limited Liability Company (LLC) that has elected to be taxed as a partnership. The Company is not subject to income taxes in any jurisdiction. Accordingly, no provision for income taxes is reflected in the accompanying financial statements. For all open tax years and for all major taxing jurisdictions, the Company has concluded that it qualifies as a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the partnership were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and any income tax liability would be reported as income taxes. No interest expense or penalties have been recognized for the year ended December 31, 2014. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Generally, Federal, State and Local authorities may examine the Company’s tax returns for three years from the date of filing and the current and prior three years remain subject to examination.
Certain entities included in the financial statements are taxed as C Corporations and income of these entities is subject to taxation at the entity level, rather than treatment as pass-through LLC status. Any income taxes related to these entities is not material.
Cash and Cash Equivalents
Cash and cash equivalents consist of bank deposits in accounts that are federally insured up to $250,000 per financial institution. Additionally, for purposes of the consolidated statement of cash flows, the Company considers all Certificates of Deposit with a maturity of three months or less, money market funds and working capital reserve accounts to be cash equivalents. The Company has not experienced any losses on such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

1. Summary of Accounting Policies (continued)
Inventories
Inventories consist primarily of pharmaceutical and medical supplies and are stated at the lower of cost (first-in, first-out) or market.
Impairment of Long-Lived Assets
On an ongoing basis, the Company reviews long-lived assets, including indefinite lived intangible assets, for impairment whenever events or circumstances indicate that the carrying amounts may be overstated. The Company recognizes impairment losses if the undiscounted cash flows expected to be generated by the asset are less than the carrying value of the related asset. The impairment loss adjusts the assets to fair value. As of December 31, 2014, management believes that no impairment exists and none was recognized for the year ended December 31, 2014.
Deferred Financing Costs
Deferred financing costs are fees related to obtaining various financing arrangements for the Company which have been capitalized and are being amortized over the term of the financing arrangements using the straight-line method, which approximates the effective interest method, over the term of the related financing. Amortization expense of financing costs amounts to approximately $3.5 million for 2014.
Restricted Funds
Restricted funds include various certificates of deposits and escrowed funds related to various debt agreements. Certificates of deposit are in place as collateral for various letters of credit with maturity dates ranging from 30 days to 1 year. Those with maturity dates greater than 90 days have been included in Note 9 of the financial statements in accordance with U.S. accounting standards. The letters of credit are required for the Company’s self-insured worker’s compensation plan as well as certain facility leases. Escrowed funds are required by lenders under loan agreements and U.S. Department of Housing and Urban Development (HUD) loan regulatory agreements. Certain restricted funds are released incrementally based upon defined measures of facility stabilization.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

1. Summary of Accounting Policies (continued)
Goodwill and Intangible Assets
The carrying value of goodwill and intangible assets is reviewed annually as of September 30 to determine if facts and circumstances suggest that the assets may be impaired or that the useful life may need to be changed. The Company considers internal and external factors relating to each asset, including cash flow, contract changes, local market developments, health care trends and regulatory information. If these factors and the projected discounted cash flows of the Company over the remaining useful life indicate that the asset will not be recoverable, the carrying value will be adjusted to the estimated fair value. As of December 31, 2014, no impairment existed related to goodwill and indefinite lived intangible assets and no impairment was recognized for the year ended December 31, 2014.
Fair Value of Financial Instruments
The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. These instruments are carried at cost, which approximates fair value due to the short term maturities of the instruments. Liabilities associated with the interest rate swaps at December 31, 2014 are carried at their estimated fair values. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.
Derivatives
The Company uses interest rate swap agreements as part of its interest rate risk management strategy to fix its cost of variable rate debt and designates these swaps as cash flow hedges of its variable rate debt. The effective portion of the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss and net cash settlements are recognized immediately in current earnings. Cash flows are classified in the cash flow statement as operating.
The Company discontinues hedge accounting when it determines that the derivative is no longer highly effective in offsetting changes in the cash flows of the hedged item, the derivative is settled or terminates, the hedged item no longer exists, a hedged forecasted transaction is no longer probable, or treatment of the derivative as a hedge is no longer appropriate or intended.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

1. Summary of Accounting Policies (continued)
The derivatives are separated into current and non-current assets or liabilities based on the derivatives expected cash flows. Cash inflows expected within one year, including derivative assets that the Company intends to settle, are reported as current assets. Cash inflows expected beyond one year are reported as non-current assets. Cash outflows expected within one year, including derivative liabilities in which the counterparty has the contractual right to settle, are reported as current liabilities. Cash outflows expected beyond one year are reported as non-current liabilities.
Investments in Joint Ventures
The Company reports the portion of any equity in entities that are not 100% owned but are controlled and consolidated as noncontrolling interests and classify those interests as a component of consolidated equity in the Consolidated Balance Sheet. For consolidated joint ventures with pro rata distribution allocations, net income or loss is allocated between the joint venture partners based on their respective stated ownership percentages. In addition, net income attributable to the noncontrolling interests is included in net income in the Consolidated Statement of Comprehensive Income.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on interest rate swap agreements which are also recognized as a separate component of equity.
2. Restatement of Financial Statements
Members’ equity as of January 1, 2014 has been restated to reflect errors primarily related to the under accrual of self-insured professional and general liabilities and workers compensation liabilities pertaining to losses incurred but not reported and an understatement of campus inventory. The self-insured amounts were based upon actuarially determined estimates. As a result of this restatement, January 1, 2014 members’ equity decreased by approximately $2.1 million.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

3. Discontinued Operations
On March 24, 2014 the Company entered into an asset purchase agreement for the sale of its home health division for $9.0 million. The Company issued a non-interest bearing note receivable of $3.9 million and received cash of $5.1 million related to the sale. The note is payable in annual installment payments in December of each year starting in December 2014 through December 2018. The cash proceeds were used to pay off a $5.0 million bridge loan.
On May 5, 2014, the Company exited the state of Illinois with the sale of its Crete facility for $23.0 million. The Company issued an interest only note receivable to the buyer for $2 million payable 3 years from the date of purchase. The note bears interest of 5% annually which is paid in monthly installments. The cash proceeds of $21 million were used to buy-out leased properties.
In accordance with authoritative guidance, the Home Health and Crete results of operations were classified as discontinued operations in the Consolidated Statement of Comprehensive Income for the year ended December 31, 2014. As the sales occurred during 2014 no amount related to these locations is considered as held for sale at December 31, 2014.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

3. Discontinued Operations (continued)
Below is a summary of the results of operations of the assets disposed of during the year ended December 31, 2014 (amounts in thousands):

	Crete Facility	Home Health	Total
Revenues:
Net patient service revenues	$2,747	$2,524	$5,271
Other	191	(10)	181
	2,938	2,514	5,452
Operating expenses:
Salaries, wages and benefits	1,257	2,097	3,354
Supplies	310	165	475
Professional fees	385	91	476
Utilities	114	14	128
Leases	34	79	113
Insurance and taxes, other than income	497	8	505
Bad debt	408	19	427
Other operating expenses	101	257	358
Operating expenses	3,106	2,730	5,836

Nonoperating expenses
Net interest expense	137	—	137
Depreciation and amortization	153	39	192
Gain on sale of assets	(13,015)	(2,281)	(15,296)

Income from discontinued operations, net of taxes	$12,557	$2,026	$14,583

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

4. Acquisitions and Dispositions
During 2014 the Company sold one land parcel in Indiana. Net proceeds from the sale were $0.2 million. A gain of $0.2 million was recognized from this sale.
5. Property and Equipment
Property and equipment are stated at cost. Depreciation is provided generally by the straight-line method over the estimated useful lives of the assets ranging from 3-10 years for furniture and equipment to 20-35 years for buildings and improvements. Major classes of property and equipment consist of the following (amounts in thousands) as of December 31, 2014:

Land and improvements	$39,444
Building and improvements	460,466
Furniture and equipment	140,073
Construction in progress	5,117
645,100
Less accumulated depreciation	(114,229)
Net property and equipment	$530,871

Depreciation expense totaled $27.3 million in 2014.
Leasehold improvements totaled $22.1 million as of December 31, 2014. The Company is amortizing these leasehold improvements over the shorter of their useful life or the lease term.
Construction in progress represents costs incurred to date for renovation and development projects.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

6. Goodwill, Intangible Assets, and Certificates of Need
The components of goodwill and intangible assets are as follows (amounts in thousands) as of December 31:

Goodwill	$132,446

Unamortized intangible assets:
Trilogy continuum model	19,581
Certificates of need	32,269

Amortized intangible assets:
Customer contracts and relationships	5,533
Favorable lease	3,678
Total intangible assets	9,211

Accumulated amortization	(8,196)
Net intangible assets and certificates of need	$52,865

Amortization expense of intangibles was $0.4 million for the year ended December 31, 2014.
Estimated future amortization of amortizable intangibles for the next five years is as follows:

2015	$368
2016	368
2017	279
2018	—
2019	—

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

6. Goodwill, Intangible Assets, and Certificates of Need (continued)
The Company records Certificates of Need (with indefinite useful lives) as a result of acquisitions of multiple facilities located in the states of Ohio, Kentucky, and Michigan. In the states of Ohio, Kentucky, and Michigan, a facility that is certified as a nursing facility is required to operate with a Certificate of Need (CON). During 2014, the Company acquired $2.6 million in CON’s within the states that it operates. The Company considers annually whether the CON continues to have an indefinite life. Furthermore, the CON is considered for impairment annually by comparing the fair value of the CON to its carrying amount. Management did not record any impairment loss relating to the CON or other intangible assets in 2014.
7. Long-Term Debt
Long-term debt consists of the following at December 31, 2014:

Term loans	$39,188
HUD mortgages	197,318
Construction loans	2,966
Note payable	240
Total debt	239,712

Current portion of debt	4,241
Long term debt	$235,471

During 2014, the Company completed the refinance of 14 of its campuses with HUD backed mortgage financing for approximately $135 million. The proceeds were used primarily to pay-off the bridge financing in the amount of $81.9 million, to repay $10 million in outstanding shareholder notes, to repay $31.6 million term loan and related swap, and to fund the development of the campus portfolio. The HUD mortgages amortize over a period ranging from thirty to thirty-five years and carry annual fixed interest rates ranging from 2.95% to 4.13%. The loans are secured by HUD properties.
On August 31, 2009 the Company received $15 million in proceeds from a term loan that is secured by two of the Company’s long-term care facilities. On September 30, 2011, the Company extended the original maturity date from August 31, 2014 to September 30, 2016. Interest is payable monthly based on LIBOR plus 3.5%. The interest rate on the term loan was 4.67% at December 31, 2014.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

7. Long-Term Debt (continued)
On September 10, 2014 the Company received $26 million in proceeds from a term loan that is secured by three of the Company’s long-term care facilities. The loan matures September 10, 2019 and carries stated interest of 3.75% plus the one month LIBOR. The interest rate as of December 31, 2014 was 3.91% Simultaneously with the issuance of this loan the Company entered into an interest rate swap agreement to convert 50% of the loan balance to a fixed interest rate of 5.84%. Proceeds from the loan were used to pay down various lines of credit, repay principal and interest on the shareholders notes, and fund construction of a 20 bed addition at one of our health campuses and to pay general operating expenses.
Construction loan on one campus has a maturity date in September 2016. Monthly payments of interest only are based on one-month LIBOR plus 400 basis points with a LIBOR floor of 300 basis points. Interest rates on all construction loans were 7.0% at December 31, 2014. The construction loans are secured by certain assets.
The Company’s various loan agreements require the maintenance of certain financial covenants. As of December 31, 2014, the Company was in compliance with the financial covenants.
Principal payments due over the five years are as follows (amounts in thousands):

2015	$4,241
2016	20,024
2017	4,180
2018	4,262
2019	27,108
Thereafter	179,897
Total	$239,712

8. Revolving Lines of Credit
Effective October 11, 2013, the Company closed on an Amended and Restated Senior Credit agreement with a syndicate of banks (2013 Amended Agreement). The agreement amended the Senior Secured Credit Agreement that was entered into in September 2012 (Original Credit Agreement) in its entirety. The 2013 Amended Agreement includes a $225 million and a $20 million real estate and accounts receivable revolver loan, respectively. The loans have a four year term, with a one-year extension option and are interest only.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

8. Revolving Lines of Credit (continued)
The 2013 Amended Agreement also includes an accordion feature whereby the Company can obtain up to $100 million additional funding with respect to the real estate revolver and $10 million with respect to the accounts receivable revolver. The additional funding carries the same terms and conditions as the 2013 Amended Agreement.
On September 26, 2014 the Company exercised a portion of the accordion feature by completing the second amendment to the 2013 Amended Agreement resulting in an increase in the revolver loan commitment from $225 million to $275 million. The Company utilized the increased capacity to purchase four leasehold properties. As part of the amendment, the Company increased the borrowing base on the ancillary businesses.
The collateral for the Loans and other Obligations under the 2013 Amended Agreement consists of (a) first priority perfected mortgage liens on and security interests in all land, buildings, improvements, and fixtures owned by the Trilogy Health Services, LLC and the subsidiaries of Trilogy Health Services (Borrowers), (b) first priority security interests in all accounts receivable, inventory, equipment, furniture, furnishings and all other tangible and intangible personal property owned by the Borrowers, and (c) a first priority pledge of all equity interests of Trilogy Health Services, LLC owned by Trilogy Management Holdings, LLC. The 2013 Amended Agreement also contains various covenants, restrictions and events of default. Among other things, these provisions require the Company to maintain certain limits on its ability to incur indebtedness, create liens, pay distributions, dispose of assets and make acquisitions and include standard representations and warranties that are typical of credit facilities of the size and scope.
The line fluctuates monthly based upon a monthly borrowing base that is calculated based on the earning levels of owned and leased properties of the borrower. The agreement also includes a $20 million accounts receivable line of credit (AR Revolver). The interest rate is one-month LIBOR rate plus a margin of 4.5%. As of December 31, 2014, the effective rate on the 2013 Amended Agreement was 4.66%. The balance on the $275 Million Revolver on December 31, 2014 was $254.1 million with remaining availability of $20.9 million. The total availability on the AR revolver was $19.4 million as of December 31, 2014. The line of credit has a maturity date of October 11, 2017.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

8. Revolving Lines of Credit (continued)
On April 29, 2014, the Company closed on a $2.0 million revolving line of credit that matures April 28, 2015. Interest on the line is 3.75% plus the one month LIBOR rate. Interest rate at December 31, 2014 was 3.91%. Any borrowings under the line are subject to a borrowing base that is derived from eligible accounts receivable of five facilities. As of December 31, 2014 the Company did not have anything drawn on this revolver. As of December 31, 2014 the Company had $2.0 million available on this revolver.
On March 26, 2014, the Company closed on a $7.5 million revolving line of credit that matures March 25, 2015. Interest on the line is 3.75% plus the one month LIBOR rate. Interest rate at December 31, 2014 was 3.91%. Any borrowings under the line are subject to a borrowing base that is derived from eligible accounts receivable of sixteen facilities. As of December 31, 2014 the Company did not have anything drawn on this revolver. As of December 31, 2014 the Company had $7.3 million available on this revolver.
On June 16, 2014, the Company closed on a $5.0 million revolving line of credit that matures June 15, 2015. Interest on the line is 4.50% plus the one month LIBOR rate. Interest rate at December 31, 2014 was 4.66%. Any borrowings under the line are subject to a borrowing base that is derived from eligible accounts receivable of six facilities. As of December 31, 2014 the Company did not have anything drawn on this revolver. As of December 31, 2014 the Company had $5.0 million available on this revolver.
9. Financial Instruments
U.S. accounting standards define fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the Company’s principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.
U.S. accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

9. Financial Instruments (continued)
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.
The Company’s derivatives, which are comprised of interest rate swaps, are reported at fair value utilizing Level 2 inputs. The Company obtains fair values from financial institutions who utilize internal models with observable market data inputs to estimate the values of these instruments.
The values of restricted funds, which are comprised of certificates of deposit were determined by obtaining quoted prices of similar securities with similar due dates; however, due to less active markets these items were classified as Level 2 inputs, according to U.S. accounting standards.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis at December 31, 2014 are summarized below (amounts in thousands):

	Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Restricted funds	$—	$19,950	$—	$19,950

Liabilities:
Interest rate swap	$—	$3,866	$—	$3,886

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

9. Financial Instruments (continued)
Interest Rate Swap
The following table summarizes the notional and valuation assets (liabilities) of the Company’s interest rate swaps as of December 31, 2014 (amounts in thousands):

Interest Rate Swap Agreement	Transaction Type	Termination Date	Notional Amount	Valuation Amount

August 2011	Pay fixed	2016	$13,348	$(609)
September 2012	Pay fixed	2017	100,000	(2,956)
September 2014	Pay fixed	2019	12,907	(321)
				$(3,886)

The cash flow impact of the interest rate swap agreements appear in the interest line of the consolidated statements of comprehensive income. For the year ended December 31, 2014, the company realized $3.6 million of interest expense. In April 2014, the company terminated the hedge relationship with one of its swaps as a result of the repayment of the related indebtedness. As a result, the Company reclassified $1.0 million to interest expense on the terminated hedge.
The September 2014 and August 2011 swap agreements are deemed to be an effective cash flow hedge with no ineffectiveness. As a result, the swap is recorded on the balance sheet at its fair value, as an asset or liability, with fluctuations being recorded as other comprehensive income.
On September 18, 2012, the Company settled a swap derivative with a notional amount of $190.0 million. The Company settled the swap by rolling its $4.4 million liability value into a new $100 million swap. As a result, the $100 million swap has an embedded financing component within the swap’s pay fixed rate. In accordance with authoritative guidance, the swap’s value is compared to the value of a hypothetical perfect swap which excludes the embedded financing component. The Company uses regression analysis on a quarterly basis and has determined the hedge is effective. Ineffectiveness is measured comparing the change in the two values on cumulative basis with the difference recognized into interest expense. For the year ended December 31, 2014, the Company recognized a gain of $0.9 million of swap ineffectiveness in interest expense.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

9. Financial Instruments (continued)
As of December 31, 2014 a net unrealized loss of $1.3 million was recorded in accumulated other comprehensive income. Approximately $2.4 million is expected to be reclassified into earnings as an increase in interest expense during 2015. The reclassified amount represents forecasted cash settlements.
The following table reflects the fair value and location in the consolidated balance sheet of interest rates swaps as of December 31, 2014 (amounts in thousands):

Derivative liabilities designated as hedges:
Current liabilities	$2,271
Current interest payable (Accrued expenses and other)	160
Long-term liabilities	1,455
$3,886

Other comprehensive income (loss) components for the year ended December 31, 2014 were as follows (amounts in thousands):

Change in fair value of interest rate swap designated as cash flow hedges loss	$(2,494)
Reclassification adjustments for losses realized in income	3,640
Net unrealized gain	$1,146

10. Leases
Operating Leases
The Company leases certain property and equipment under both operating and capital leases, which expire at various dates to December 2040. Certain of the facility leases contain purchase options.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

10. Leases (continued)
Payments under non-cancellable operating leases as of December 31, 2014, are as follows:

2015	$37,796
2016	35,782
2017	29,234
2018	29,124
2019	29,449
Thereafter	145,001
Total	$306,386

Rental expense was $31.6 million for the year ended December 31, 2014.
Capital Leases
Capital lease obligations consist of the following (amounts in thousands) as of December 31, 2014:

Capital leases	$21,433
Less current portion	7,220
Long-term portion of capital leases	$14,213

Assets under the capital leases in aggregate as of December 31, 2014, consist of building and equipment with a cost of $31.1 million and related accumulated depreciation of $14.3 million as of December 31, 2014. The balance is included in property and equipment, net on the Consolidated Balance Sheet.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

Leases (continued)
Minimum lease payments and the present value of net minimum lease payments under capital leases as of December 31, 2014, are as follows:

2015	$8,498
2016	7,184
2017	4,794
2018	2,670
2019	953
Thereafter	—
Total future value of minimum lease payments	24,099
Less amount representing interest	2,666
Present value of net minimum lease payments	$21,433

11. Retirement Plan
The Company maintains a savings program qualified under Section 401(k) of the Internal Revenue Code. During 2013 the Company ceased matching employee contributions.
12. Management Member Warrant Incentive Plan
In 2008, the Company granted certain management new common member LLC warrants. These warrants vest in substantially equal twenty percent (20%) increments on each December 31 beginning on December 31, 2008 provided that certain service and performance conditions are met. The performance condition is an EBITDA (earnings before interest, taxes, depreciation and amortization) target, which is established annually by the Human Resources Committee. The agreement allows for a past year’s unvested amount to be vested should the actual cumulative operating results exceed the cumulative EBITDA target amount. In 2010, the Company established a second program for senior management. In the 2010 plan, the warrants vest in twenty percent (20%) increments on each December 31 beginning in the year of issuance. Compensation expense will be recognized over the vesting period of the plan based on the fair value of the warrants as of the grant date. Total warrants authorized under the plan are 769,775, and 713,500 warrants were issued and outstanding as of December 31, 2014.
During 2014, 90,500 warrants vested as a result of the annual vesting schedule. During 2014 the Company recognized $0.2 million in deferred compensation expense related to the vesting of management warrants. At December 31, 2014, 40% of the warrants remain unvested.

Trilogy Investors, LLC
Notes to Consolidated Financial Statements (continued)

13. Commitments and Contingencies
The Company is party to various legal matters arising in the ordinary course of business including patient-care related claims and litigation. The Company believes that the resolution of such matters will not result in liability materially in excess of accounting accruals established with respect to such matters.
The Company is self-insured for general and professional and workers compensation liabilities up to certain per occurrence and annual aggregate deductible limits. The liability represents the estimated ultimate cost of all asserted and unasserted claims incurred through the consolidated balance sheet date. The reserve for unpaid losses and loss adjustment expenses is estimated using individual case-based valuations, statistical analyses, and the expertise of an independent actuary. The professional and general liability and workers compensation liability insurance coverage accrual of $11.0 million at December 31, 2014 is included in accrued expense and other in the combined balance sheets.
The Company maintains a self-funded medical insurance plan for all full-time and part-time employees and their eligible dependents, subject to eligibility requirements. The amounts funded by the Company are based upon medical claims processed and submitted for payment on a monthly basis by a third-party administrator. A stop-loss liability insurance policy (reinsurance) has been purchased that reimburses the Company for individual participant claims incurred in excess of $150,000. Medical claims for 2014 approximated $27.9 million.
14. Subsequent Events
On February 1, 2015 the Company completed the purchase of a pharmaceutical company through its wholly owned subsidiary PCA Pharmacy LLC for $5.7 million. The company signed a note for $2.0 million and paid cash of $3.7 million. The note bears a 5.0% annual interest rate with payments due on a quarterly basis. Principal on the note payable is due in two annual installments in January 2016 and 2017.
Management is required to consider and investigate the existence of transactions or events that would qualify as subsequent events in relationship to their financial statements. Management has performed an analysis of the activities and transactions subsequent to December 31, 2014 to determine the need for any adjustments to and/or disclosures within the audited financial statements for the year ended December 31, 2014. Management has performed their analysis through April 27, 2015, the date the financial statements were available to be issued.

Supplemental Schedule

Trilogy Investors, LLC

Consolidating Balance Sheet
(Amounts in Thousands)

December 31, 2014

			Combined
	THS	TMS	Borrower	FSC	Eliminations	Total
Assets
Current assets:
Cash and equivalents	$3,121	$5,557	$8,678	$6,177	$—	$14,855
Resident cash	533	—	533	115	—	648
Accounts receivable	55,765	2	55,767	16,851	(1,906)	70,712
Inventories	12,578	—	12,578	1,521	—	14,099
Prepaid expenses	3,202	(331)	2,871	1,013	–	3,884
Other current assets	7,231	5,003	12,234	(917)	—	11,317
Related Party Receivable	3,000	—	3,000	—	(3,000)	—
Due from affiliates	28,535	—	28,535	—	(28,535)	—
Total current assets	113,965	10,231	124,196	24,760	(33,441)	115,515

Property and equipment, net	353,332	2,226	355,558	175,313	—	530,871

Other assets:
Goodwill	123,049	—	123,049	9,397	—	132,446
Intangible assets	20,597	—	20,597	(1)	—	20,596
Certificate of need licenses	23,689	17	23,706	8,563	—	32,269
Deferred financing costs	10,737	21	10,758	2,860	—	13,618
Restricted funds	7,820	250	8,070	11,880	—	19,950
Deposits and other assets	2,053	15	2,068	5,863	—	7,931
Total other assets	187,945	303	188,248	38,562	—	226,810
Total assets	$655,242	$12,760	$668,002	$238,635	$(33,441)	$873,196

Trilogy Investors, LLC

Consolidating Balance Sheet (continued)
(Amounts in Thousands)

			Combined
	THS	TMS	Borrower	FSC	Eliminations	Total
Liabilities and members’ equity
Current liabilities:
Accounts payable	$13,878	$1,491	$15,369	$5,685	$(1,906)	$19,148
Accrued salaries and payroll	11,600	4,327	15,927	2,758	–	18,685
Accrued current hedge liability	1,638	–	1,638	633	–	2,271
Accrued expenses	23,359	3,533	26,892	10,336	–	37,228
Due to affiliates	–	27,880	27,880	655	(28,535)	–
Resident funds liability	533	–	533	115	–	648
Current maturities of long-term debt	1,379	–	1,379	2,862	–	4,241
Current maturities of capital leases	5,013	–	5,013	2,207	–	7,220
Total current liabilities	57,400	37,231	94,631	25,251	(30,441)	89,441

Other liabilities:
Revolver loans	254,100	–	254,100	–	–	254,100
Long-term debt	96,754	–	96,754	138,717	–	235,471
Capital leases	7,754	–	7,754	6,459	–	14,213
Related Party Note Payable	–	–	–	3,000	(3,000)	–
Accrued hedge liabilities	1,158	–	1,158	297	–	1,455
Total other liabilities	359,766	–	359,766	148,473	(3,000)	505,239
Total liabilities	417,166	37,231	454,397	173,724	(33,441)	594,680

Members’ equity	238,436	(24,471)	213,965	66,573	–	280,538
Noncontrolling Interest	–	–	–	(732)	–	(732)
Other comprehensive income – hedge	(360)	–	(360)	(930)	–	(1,290)
Total liabilities and members’ equity	$655,242	$12,760	$668,002	$238,635	$(33,441)	$873,196

Trilogy Investors, LLC

Consolidating Statement of Comprehensive Income
(Amounts in Thousands)

December 31, 2014

				Combined
	THS	TMS	Eliminations	Borrower	FSC	Eliminations	Total

Net patient revenues	$482,223	$—	$—	$482,223	$134,494	$(12,914)	$603,803
Other operating revenue	81,468	30,705	(22,804)	89,369	507	(16,148)	73,728
	563,691	30,705	(22,804)	571,592	135,001	(29,062)	677,531

Operating expenses:
Salaries, wages, and benefits	292,025	26,404	—	318,429	65,963	—	384,392
Supplies	87,098	1,414	—	88,512	15,337	(7,229)	96,620
Professional fees	10,828	10,218	—	21,046	16,114	(12,914)	24,246
Utilities	11,609	64	—	11,673	3,694	–	15,367
Leases	26,673	615	—	27,288	6,238	(1,911)	31,615
Insurance and taxes, other than income	10,458	203	—	10,661	4,544	—	15,205
Bad debt	6,646	—	—	6,646	1,462	—	8,108
Management fee	22,804	—	(22,804)	–	6,739	(6,739)	—
Other operating expenses	24,905	4,462	—	29,367	6,524	—	35,891
Total operating expenses	493,046	43,380	(22,804)	513,622	126,615	(28,793)	611,444

Operating income (loss)	70,645	(12,675)	—	57,970	8,386	(269)	66,087

Nonoperating expenses:
Net interest expense	18,912	14	—	18,926	7,837	—	26,763
Loss on Extinguishment of Debt	—	—	—	–	503	—	503
Loss on interest rate swap	(892)	—	—	(892)	—	—	(892)
Depreciation and amortization	21,987	1,224	—	23,211	8,023	—	31,234
Other nonoperating expenses	(613)	90	—	(523)	241	—	(282)
Income (loss) from continuing operations	31,251	(14,003)	—	17,248	(8,218)	(269)	8,761
Income (loss) from discontinued operations, net of taxes	(346)	—	—	(346)	14,660	269	14,583
Net income (loss)	$30,905	$(14,003)	$—	$16,902	$6,442	$—	$23,344

Trilogy Investors, LLC
Consolidating Statement of Cash Flows
(Amounts in Thousands)
December 31, 2014

			Combined
	THS	TMS	Borrower	FSC	Eliminations	Total
Operating activities
Net income (loss) from continuing operations	$31,251	$(14,003)	$17,248	$(8,218)	$(269)	$8,761
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	21,987	1,224	23,211	8,023	—	31,234
Gain on disposal of property and equipment	(21)	—	(21)	171	—	150
Interest related to swap termination	(892)	—	(892)	–	—	(892)
Straight-line lease expense	616	—	616	572	—	1,188
Deferred compensation expense	–	173	173	–	—	173
Bad debt expense	6,646	—	6,646	1,462	—	8,108
Loss from joint ventures	—	—	—	2,860	—	2,860
Change in operating assets and liabilities:
Patient receivables, net	(3,844)	(2)	(3,846)	(2,198)	(4,556)	(10,600)
Other current assets	(5,708)	(2,499)	(8,207)	8	—	(8,199)
Accounts payable, accrued expense and other current liabilities	5,205	280	5,485	(1,173)	4,556	8,868
Due to/from affiliates	(20,114)	21,393	1,279	(1,279)	—	—
Net cash provided by (used in) operating activities – continuing	35,126	6,566	41,692	228	(269)	41,651
Net cash provided by (used in) operating activities – discontinued	(346)	—	(346)	(2,219)	269	(2,296)
Net cash provided by (used in) operating activities	34,780	6,566	41,346	(1,991)	—	39,355

Investing activities
Purchase of property and equipment	(18,199)	(1,012)	(19,211)	(7,442)	—	(26,653)
Lease buyout/purchase of building	(57,195)	—	(57,195)	(4,639)	—	(61,834)
Proceeds from sale of property and Equipment	166	—	166	4	—	170
Investment in Related Party Note	(3,000)	—	(3,000)	—	3,000	—
Investments in Certificates of Need	(742)	(15)	(757)	(1,072)	—	(1,829)
Net cash used in investing activities – continuing	(78,970)	(1,027)	(79,997)	(13,149)	3,000	(90,146)
Net cash used in investing activities – discontinued	—	—	—	(2,908)	—	(2,908)
Net cash used in investing activities	(78,970)	(1,027)	(79,997)	(16,057)	3,000	(93,054)

Financing activities
Proceeds from revolving credit agreements	$69,300	$—	$69,300	$3,000	$—	$72,300
Payments on line of credit	(28,980)	—	(28,980)	(5,766)	—	(34,746)
Proceeds from long-term debt	98,863	—	98,863	64,480	—	163,343
Payments on long-term debt	(83,621)	—	(83,621)	(40,443)	—	(124,064)
Proceeds from related party note	—	—	—	3,000	(3,000)	—
Repayment of shareholder notes	—	—	—	(10,000)	—	(10,000)
Increase in restricted funds	(5,167)	—	(5,167)	(2,306)	—	(7,473)
Payments for capital leases	(7,042)	(21)	(7,063)	(2,229)	—	(9,292)
Net members distributions	(2,667)	—	(2,667)	–	—	(2,667)
Contribution (distribution) from related party	(9,000)	—	(9,000)	9,000	—	—
Contributions from Noncontrolling Interest	—	—	—	196	—	196
Other	(3,046)	39	(3,007)	(924)	—	(3,931)
Net cash provided by financing activities – continuing	28,640	18	28,658	18,008	(3,000)	43,666

Change in cash and cash equivalents	(15,550)	5,557	(9,993)	(40)	—	(10,033)
Cash and cash equivalents at beginning of period	18,671	—	18,671	6,217	—	24,888
Cash and cash equivalents at end of period	$3,121	$5,557	$8,678	$6,177	$—	$14,855